For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Joe Wilkins, Investor Relations
404-828-8209

UPS BOARD ANNOUNCES
QUARTERLY DIVIDEND

Former Chairman and CEO Mike Eskew Tenders Resignation from Board;
Recognized for His 16-plus Years of Service

ATLANTA, November 6, 2014 — The UPS (NYSE: UPS) Board of Directors today declared a regular quarterly dividend of $0.67 per share on all outstanding Class A and Class B shares.

The dividend is payable Dec. 3, 2014, to shareowners of record on Nov. 17, 2014.

In other business, former Chairman and CEO Mike Eskew tendered his resignation from the Board of Directors, effective Dec. 31, 2014. Eskew joined the Board as a Director in 1998.

“On behalf of all UPSers, I’d like to thank Mike for his over 16 years of service on the Board of Directors,” said Scott Davis, UPS chairman of the board. “It was Mike’s vision that transformed UPS into the enabler of global commerce that it is today.”

Eskew, 65, retired from UPS at the end of 2007 after serving six years as the company’s chairman and chief executive officer. He started his 35-year career with UPS in 1972 as an industrial engineering manager in Indiana. In August 2001, he was named to succeed Jim Kelly as chairman and CEO, and officially started as the company’s ninth leader on January 1, 2002.

About UPS
UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

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Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, increased security requirements, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in energy prices, governmental regulations and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.